Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Announces Adasuve™ (Staccato® Loxapine) PDUFA
Goal Date of February 4, 2012
Application Seeks Marketing Approval for ADASUVE for the Rapid Treatment of Agitation in
Adults with Schizophrenia or Bipolar Disorder
Mountain View, California — August 19, 2011 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that the U.S. Food & Drug Administration (FDA) has accepted the ADASUVE New Drug Application (NDA) as a complete, class 2 response to the FDA’s action letter, with an indicated Prescription Drug User Fee Act (PDUFA) goal date of February 4, 2012. On August 4, 2011, Alexza resubmitted the ADASUVE NDA, which seeks marketing approval for the rapid treatment of agitation in adults with schizophrenia or bipolar disorder.
Alexza’s NDA is based on a comprehensive clinical development program including two positive Phase 3 clinical trials. In addition to the data from the original NDA and supplemental analyses of some of these data, the ADASUVE resubmission contains new data from a successfully completed human factors study, stability data from new production batches manufactured in late 2010, updated manufacturing and controls sections addressing findings from the Company’s Pre-Approval Inspection, and updated draft labeling and a comprehensive Risk Evaluation and Mitigation Strategy (REMS) proposal.
“If approved, ADASUVE would be the first drug marketed based on the novel Staccato technology platform,” stated Thomas B. King, President and Chief Executive Officer of Alexza. “We believe ADASUVE can offer physicians and patients a new therapeutic option, which combines rapid onset of action and reliability of medication delivery in a non-invasive formulation that is easy to administer. These are the key attributes outlined by the American Association for Emergency Psychiatry for the treatment of behavioral emergencies.”
About Agitation
Agitation can occur in many people suffering from major psychiatric disorders, including schizophrenia, which affects approximately 2.4 million adults in the United States, and bipolar disorder, which affects approximately 5.7 million adults in the United States. More than 90% of these people will experience agitation in their lifetime. Agitation generally escalates over a short period of time with patients initially feeling uncomfortable, tense and restless. As the agitation intensifies, their behavior appears more noticeable to others as they become threatening and potentially violent, especially if the agitation is not treated. Agitation episodes are currently most often treated with antipsychotics and / or benzodiazepines in oral or intramuscular injection preparations. However, there are no non-invasive therapies that work within 30 minutes to help agitated patients in need of treatment.
About ADASUVE (Staccato loxapine) and the Staccato System ADASUVE is an anti-agitation product candidate that combines Alexza’s proprietary Staccato system with loxapine, an antipsychotic currently available in the U.S. as an oral formulation for the management of schizophrenia. The Staccato system is a hand-held, single-dose inhaler that delivers a medication comparable to intravenous administration, but with greater ease, patient comfort and convenience. Click here to to see an animation of how the Staccato system works. In clinical studies, ADASUVE has shown an onset of effect in 10 minutes of dosing, which is the first time point measured in the Phase 3 clinical studies. The ADASUVE NDA contains efficacy and safety data from more than 1,600 patients and subjects who have been studied in thirteen different clinical trials.
About Alexza Pharmaceuticals, Inc.
Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions.
ADASUVE (Staccato loxapine), Alexza’s lead program, is being developed for the rapid treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza has completed and announced positive results from both of its ADASUVE Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a Complete Response Letter from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in late December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011. The ADASUVE NDA was resubmitted on August 4, 2011, and has a Prescription Drug User Fee Act (PDUFA) goal date of February 4, 2012. The FDA has indicated that it will likely present the ADASUVE application to an Advisory Committee during the review period. The Company also plans to file the ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in the second half of 2011.
For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the potential of the Company’s ADASUVE NDA resubmission to adequately address the issues in the CRL, the timing of the FDA’s review of the NDA and the eventual prospects that ADASUVE will be approved for marketing. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Derek K. Cole Head, Investor Relations and Corporate Communications 650.944.7373 dcole@alexza.com